Post Qualification Amendment Number 1: Form 1-A POS for the Amended Offering Circular qualified on August 29, 2022 for EvolveX Equity Fund, LLC. This Amendment incorporates three changes. First, the Issuer had added a description of an Investor incentive program under the Plan of Distribution section and has adjusted the Offering Circular accordingly. Second, the Issuer has added financial statements covering the period from January 1, 2022 through June 30, 2022. Third, the Issuer has corrected a minor discrepancy in the audited financial statements for the period from June 9, 2021 through December 31, 2021.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A POS Offering Circular

Regulation A Tier 2 Offering

Amendment #3 for the

Offering Circular

For

EVOLVEX EQUITY FUND, LLC

A Colorado Limited Liability Company

October 26, 2022

SECURITIES OFFERED: Equity in the form of Class A Non-Voting Membership Interests denominated in

Class A Units

MAXIMUM OFFERING AMOUNT: $50,000,000 for 50,000 Class A Non-Voting Units

MINIMUM OFFERING AMOUNT: $500,000 for 500 Class A Units

MINIMUM INVESTMENT AMOUNT: $10,000 for 10 Class A Units per Investor

CONTACT INFORMATION: EvolveX Equity Fund, LLC

7491 Kline Drive

Arvada, CO 80005

Phone: 720-739-3009

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

EvolveX Equity Fund, LLC, is a Colorado limited liability company formed on June 9, 2021, for the purpose of investment in residential furnished vacation rental properties, and 10-unit and smaller multifamily furnished rental properties. The units within the multifamily properties will be a mix of short-term vacation rental and 1-year rental properties. The properties will be primarily located in the United States (the “Fund”, or the “Company”).

The Fund is offering by means of this offering circular (the “Offering Circular”), equity in the form of Class A, non-voting membership interests with an eight percent (“8%”) annual, non-compounding return of a Class A Member’s Capital Contribution (the “Preferred Return”). The 8% Preferred Return is a cumulative preferred return, meaning that if it is not paid in full annually when it is due, the unpaid amount shall carry forward to the next annual period until paid in full. (the “Membership Interests,” “Membership Units” or in the singular an “Interest” or “Unit”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein. (See “Investor Suitability Standards” below.)

The minimum investment amount per Investor is $10,000, representing ten Class A Units at $1,000 per Unit. Although the Fund does not intend to list the Units for trading on any exchange or other trading market, it may redeem or buy back Units, based upon the complete discretion of the Manager, and may provide Investors with limited liquidity for their investment in the Fund. (See “Description of the Securities” below.)

Sales of the Class A Units pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Fund, in its sole discretion, elects to terminate, (b) the date upon which all Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

The Fund will offer Class A Membership Interests via the website www.evolvexcapital.com (the “Platform”) on a continuous and ongoing basis. Rialto Markets, a FINRA broker-dealer, will act as the placement agent for this Offering. Proceeds from this Offering will be held in escrow until the Minimum Offering Amount is met. The escrow account is administered by Wilmington Trust as escrow agent. (See “Plan of Distribution” below.)

Persons who purchase Class A Units will be members of the Fund subject to the terms of the Operating Agreement of the Fund (“Members” or in the singular a “Member”) and will hereinafter be referred to as “Investors” or in the singular an “Investor”. The Fund intends to use the proceeds of this Offering (“Proceeds”) to commence operations of the Fund. The acceptance of Investor funds may be briefly paused at times to allow the Fund to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Membership Interests, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Fund. The Fund does not currently have plans to list any Membership Interests on any securities market. The Manager and Affiliates will receive compensation and income from the Fund and is subject to certain conflicts of interest. (See “Risk Factors”, “Manager’s and Affiliates Compensation” and “Conflicts of Interest” below.) Investing in the Membership Interests is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. (See “Risk Factors” below starting on Page 6) There are material income tax risks associated with investing in the Fund that prospective investors should consider. (See “Income Tax Considerations” below.)

As of the date of this Offering Circular, the Fund has engaged KoreConX as transfer agent for this Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D) (3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Fund will commence sales of the Class A Units immediately upon qualification of the Offering by the SEC. The Fund approximates sales will commence during Q3 – 2022.

OFFERING PROCEEDS TABLE

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Fund***	Proceeds to other Persons****
Amount to be Raised per Unit	$1,000	$10	$990	$0
Minimum Investment Amount Per Investor	$10,000	$100	$9,900	$0
Minimum Offering Amount	$500,000	$5,000	$495,000	$0
Maximum Offering Amount	$50,000,000	$500,000	$49,400,000	$100,000

*The Offering price to Investors was arbitrarily determined by the Manager.

** The Company is not using an underwriter for the sale of Shares. These commissions listed are those for Rialto Markets, a FINRA broker-dealer. Rialto Markets is entitled to 1% on all sales of securities as placement agent. The commissions due to Rialto Markets are conditional on the services provided by Rialto Markets with respect to any one sale. See “Plan of Distribution” below.

*** Class A Units will be offered and sold directly by the Fund, the Manager and the Fund’s and Manager’s respective principals and employees. No commissions for selling Units will be paid to the Fund, the Manager or the Fund’s or Manager’s respective Principals or employees.

**** The Fund intends to reimburse Manager with an Organization Fee for the initial expenses associated with this Offering, including legal and accounting expenses, equaling $100,000 upon the successful raising of the Minimum Offering Amount. See “Compensation of the Manager” below.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Operating Agreement, a copy of which is attached hereto as Exhibit 2B and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Operating Agreement, the Operating Agreement shall prevail, and control and no Investor should rely on any reference herein to the Operating Agreement without consulting the actual underlying document.

COMPANY INFORMATION AND BUSINESS	EvolveX Equity Fund, LLC is a Colorado limited liability company with a principal place of business located at 7491 Kline Drive, Arvada, CO 80005. Through this Offering, the Fund is offering equity in the Fund in the form of Class A non-voting Membership Units on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein (See “Investor Suitability Standards”).
As further described in the Offering Circular, the Fund has been organized for investment in vacation (short-term rentals) and multifamily properties located primarily in the United States.
MANAGEMENT	The Fund is a manager-managed limited liability company. The Manager is a member-managed Affiliate, EvolveX Capital, LLC, a Colorado limited liability company (the “Manager”). The day-to-day management and investment decisions of the Fund are vested in the Manager. The Manager is owned and managed by Rodman Schley, Chief Executive Officer (“CEO”) and Christopher Torina, Chief Operating Officer (“COO”) (collectively, the “Principals”).
THE OFFERING	This Offering is the first capital raise by the Fund in its history. The Fund is exclusively selling equity in the form of Membership Interests. The Membership Interests are denominated into Units. The Fund will use the Proceeds of this Offering to begin operations.
INVESTOR INCENTIVE PROGRAM	Based upon the amount invested, Investors may be eligible for discounted rent for unoccupied short-term vacation rental space owned by the Fund. See Plan of Distribution for details.
SECURITIES BEING OFFERED	The Membership Interests are being offered at a purchase price of $1,000 per Class A Unit. The Minimum Investment Amount per Investor is $10,000. Therefore, an Investor must purchase at least 10 Class A Units. Upon purchase of the Units, a Member is granted certain rights; however, these Class A Units are non-voting Units. For details see “Description of the Securities” below.
The Units are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Units.
COMPENSATION TO MEMBERS/MANAGER	Neither the Manager nor the Members of the Fund will be compensated through commissions for the sale of the Units through this Offering. The Manager will receive an Organizational Fee of $100,000 upon the raise of $1,000,000 of Class A Membership Units by the Fund.
The Manager also owns all of the Fund’s 50,000 Class B voting membership units.
The Manager is entitled to the following fees: (1) Asset Acquisition Fee; (2) Property Acquisition Fee; (3) Property Distribution Fee; (4) Organization Fee; (5) Property Management Fee; and (6) Fund Marketing Fees. See “Compensation of the Manager” below for a more comprehensive description of these fees.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Manager, EvolveX Capital, LLC is a new entity created specifically for the management of the Fund. However, the Principals of the Fund have successfully engaged in related real estate activities (in one form or another) for several years. The Principals of the Manager, Mr. Rodman Schley and Mr. Christopher Torina are experienced real estate professionals, working in the industry since 1990 and 2017, respectively.
INVESTOR SUITABILITY STANDARDS	The Units will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser”. A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.
Each person purchasing Units will be subject to the terms of the Operating Agreement, a copy of which is provided in Exhibit 2B.
Each person acquiring Membership Units may be required to represent that he, she, or it is purchasing the Units for his, her, or its own account for investment purposes and not with a view to resell or distribute these securities.
Each prospective Purchaser of Membership Units may be required to furnish such information or certification as the Fund may require in order to determine whether any person or entity purchasing Units is an Accredited Investor, if such is claimed by the Investor.
LIMITATIONS ON INVESTMENT AMOUNT	For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Membership Units. For non-Accredited Investors, the aggregate purchase price paid to the Fund for the purchase of the Units cannot be more than 10% of the greater of the purchaser’s (1) annual income of net worth, if purchaser is a natural person; or (2) revenue or net assets for the Purchaser’s most recently completed fiscal year if purchaser is a non-natural person.
Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Units.
COMMISSIONS FOR SELLING Membership UNITs

The Units will be offered and sold directly by the Fund, the Manager, the Directors, the Officers, and the employees of the Fund. No commissions will be paid to the Fund, Manager, Directors, Officers, or employees for selling the Units.

Rialto Markets is the administrative broker dealer for this offering and will charge a 1% fee on the aggregate sales.

NO LIQUIDITY	There is no public market for the Membership Units, and none is expected to develop. Additionally, the Units will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system. (See “Risk Factors” and “Description of the Securities” below.) The Fund will not facilitate or otherwise participate in the secondary transfer of any Units. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Units. (See “Risk Factors” below.)
CONFLICTS OF INTEREST	The Fund will have an entity that will handle the management of the property, and an entity that will handle the acquisitions. Also, a portion of the marketing fee will go to one of our entities that will handle a portion of the marketing internally.
COMPANY EXPENSES	Except as otherwise provided herein, the Fund shall bear all costs and expenses associated with the costs associated with the Offering and the operation of the Fund, including, but not limited to, the annual tax preparation of the Fund's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding, and management of real estate property and costs and expenses associated with the disposition of real estate property.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this Offering Circular or to reflect the occurrence of unanticipated events

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Class A Units of the Fund pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Units to verify compliance with the Investor Suitability Standards. The Fund may request that Investor verify compliance, but the Fund is under no obligation to do so. By purchasing Units pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Fund receives Investor’s funds and transfers ownership of the Units, the Fund discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Fund will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Units less any costs incurred by the Fund in the initial execution of the null purchase and any costs incurred by the Fund in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Fund’s Class A Units are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Fund’s Units does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or Fund of the issuer of the securities being sold, or any director, executive officer, or Fund of a Fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

RISK FACTORS

The Fund commenced preliminary business development operations on June 9, 2021, and it is organized as a limited liability company under the laws of the State of Colorado. Accordingly, the Fund has only a limited history upon which an evaluation of its prospects and future performance can be made. The Fund’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Fund’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the acquisition of real estate, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Fund could sustain losses in the future.

There can be no assurances that the Fund will operate profitably. An investment in the Units involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Units. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to $50,000,000 may be raised. Management believes that these Proceeds will capitalize and sustain the Fund sufficiently to allow for the implementation of its business plans. It is the intention of the Fund to acquire third-party financing of the Portfolio Assets whether or not the Maximum Offering of $50,000,000 is raised. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Fund may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement its business plans.

Dependence On Management

In the early stages of development, the Fund’s business will be significantly dependent on the Fund’s management team, Rodman Schley, and Christopher Torina. The loss of either of these individuals could have a material adverse effect on the Fund.

Risks Associated With Expansion

The Fund plans on expanding its business through the acquisition of real estate. Any expansion of operations the Fund may undertake will entail risks, such actions may involve specific operational activities which may negatively impact the profitability of the Fund. Consequently, the Investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Fund at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Fund’s present and prospective business activities.

General Economic Conditions

The financial success of the Fund may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Fund’s real estate assets. The Fund has no control over these changes.

Possible Fluctuations In Operating Results

The Fund’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. Consequently, the Fund’s revenues may vary by quarter, and the Fund’s operating results may experience fluctuations.

Risks Of Borrowing

If the Fund incurs indebtedness, a portion of its cash flow will be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants which may impair the Fund’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of Class A Membership Interests of the Fund. A judgment creditor would have the right to foreclose on any of the Fund’s assets resulting in a material adverse effect on the Fund’s business, operating results or financial condition.

Unanticipated Obstacles To Execution Of The Business Plan

The Fund’s business plans may change. Some of the Fund’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Fund’s chosen activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Fund’s principals and advisors. Management reserves the right to make significant modifications to the Fund’s stated strategies depending on future events.

Management Discretion As To Use Of Proceeds

The net proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Fund reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Fund and its Members in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Fund will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net proceeds of this Offering. Investors in the Units offered hereby will be entrusting their funds to the Fund’s Management, upon whose judgment and discretion the investors must depend.

Control By Management

The Fund’s Manager entity has managerial control on the day-to-day activities of the Fund. Further, the Manager owns 100% of the Fund’s 50,000 issued Class B voting units. Upon completion of this Offering, the Fund’s Manager will continue to own all of the issued and outstanding Class B voting units and will therefore continue to control the Fund.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each investor must acquire his Units for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the Units. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Fund, limitations on the percentage of Units sold and the manner in which they are sold. The Fund can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Fund, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Units and no market is expected to develop. Consequently, owners of the Units may have to hold their investment indefinitely and may not be able to liquidate their investments in the Fund or pledge them as collateral for a loan in the event of an emergency.

Broker- Dealer Sales Of Units

The Fund’s Units are not presently included for trading on any exchange, and there can be no assurances that the Fund will ultimately be registered on any exchange. No assurance can be given that the Units of the Fund will ever qualify for inclusion on any trading market. As a result, the Fund’s Units are covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Fund’s securities and may also affect the ability of Investors to sell their Units in the secondary market.

Long Term Nature Of Investment

An investment in the Units may be long term and illiquid. As discussed above, the offer and sale of the Units will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration which depends in part on the investment intent of the investors. Prospective investors will be required to represent in writing that they are purchasing the Units for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Units must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that investors will not be able to liquidate their investment in the event of an emergency.

No Current Market For Units

There is no current market for the Units offered in this Offering and no market is expected to develop in the near future.

Offering Price

The price of the Units offered has been arbitrarily established by the Fund, considering such matters as the state of the Fund’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Fund.

Compliance With Securities Laws

The Units are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Colorado Securities Laws, and other applicable state securities laws. If the sale of Units were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Units. If a number of purchasers were to obtain rescission, the Fund would face significant financial demands which could adversely affect the Fund as a whole, as well as any non-rescinding purchasers.

Lack Of Firm Underwriter

The Units are offered on a “best efforts” basis by the Principals of the Fund without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Participating Broker-Dealer Agreement with the Fund. Accordingly, there is no assurance that the Fund, or any FINRA broker-dealer, will sell the maximum Units offered or any lesser amount.

The Fund’s Success Will Depend Upon the Acquisition of Real Estate, and the Fund May be Unable to Consummate Acquisitions or Dispositions on Advantageous Terms, and the Acquired Properties May Not Perform as the Fund Expects

The Fund intends to acquire and sell real estate assets. The acquisition of real estate entails various risks, including the risks that the Fund’s real estate assets may not perform as they expect, that the Fund may be unable to quickly and efficiently integrate assets into its existing operations and that the Fund’s cost estimates for the lease and/or sale of a property may prove inaccurate.

Reliance on Manager to Select Appropriate Properties

The Fund’s ability to achieve its investment objectives is dependent upon the performance of the Manager’s team in the quality and timeliness of the Fund’s acquisition of real estate properties. Investors in the Units offered will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning the Fund’s investments. Investors in the Units must rely entirely on the management ability of and the oversight of the Fund’s principals.

Competition May Increase Costs

The Fund will experience competition from other vacation (short-term rentals) and multifamily properties and other real estate projects. Competition may have the effect of increasing acquisition costs for the Fund and decreasing the sales price or rental rates of real estate assets.

Delays in Acquisition of Properties

Delays Manager may encounter in the selection and acquisition of properties could adversely affect the profitability of the Fund. The Fund may experience delays in identifying properties that meet the Fund’s ideal purchase parameters.

Environmentally Hazardous Property

Under various Federal, State, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of non-compliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the acquisition and ownership of its properties, the Fund may be potentially liable for such costs. The cost of defending against claims of liability, complying with environmental regulatory requirements or remediation any contaminated property could materially adversely affect the business, assets or results of operations of the Fund.

Manager’s Discretion in the Future Disposition of Properties

The Fund cannot predict with any certainty the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the Fund’s properties, the Fund cannot assure the Investor that it will be able to sell its properties at a profit in the future. Accordingly, the timing of liquidation of the Fund’s real estate investments will be dependent upon fluctuating market conditions.

Real Estate Investments are Not as Liquid as Other Types of Assets, Which May Reduce Economic Returns to Investors

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit the Fund’s ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Thus, the Fund’s ability at any time to sell assets or contribute assets to property funds or other entities in which the Fund has an ownership interest may be restricted. This lack of liquidity may limit the Fund’s ability to vary its portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect the Fund’s financial condition, results of operations, and cash flows.

The Fund May be Unable to Sell a Property If /When it Decides to Do So, Including as a Result of Uncertain Market Conditions, Which Could Adversely Affect the Return on an Investment in the Fund

The Fund’s ability to dispose of properties on advantageous terms depends on factors beyond the Fund’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties the Fund acquires. The Fund cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties the Fund acquires, it cannot assure its Members that the Fund will be able to sell such properties at a profit in the future. Accordingly, the extent to which the Fund’s Members will receive cash distributions and realize potential appreciation on its real estate investments will be dependent upon fluctuating market conditions. Furthermore, the Fund may be required to expend funds to correct defects or to make improvements before a property can be sold. The Fund cannot assure its Members that it will have funds available to correct such defects or to make such improvements. In acquiring a property, the Fund may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict the Fund’s ability to sell a property.

Illiquidity of Real Estate Investments Could Significantly Impede the Fund’s Ability to Respond to Adverse Changes in the Performance of the Portfolio Investments and Harm the Fund’s Financial Condition

Since real estate investments are relatively illiquid, the Fund’s ability to promptly sell acquired assets in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in, or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in local, regional national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. The Fund may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

The Terms of New or Renewal Leases May Result in a Reduction in Income

Should the Fund lease its real estate properties, the terms of any such new or renewal leases may be less favorable to the Fund than the previous lease terms. Certain significant expenditures that the Fund, as a landlord, may be responsible for, such as mortgage payments, real estate taxes, utilities and maintenance costs generally are not reduced as a result of a reduction in rental revenues. If lease rates for new or renewal leases are substantially lower than those for the previous leases, the Fund’s rental income might suffer a significant reduction. Additionally, the Fund may not be able to sell a property at the price, on the terms or within the time frame it may seek. Accordingly, the timing of liquidation of the Fund and the extent to which Investor Members may receive distributions and realize potential appreciation on the Fund’s real estate investments may be dependent upon fluctuating market conditions. The price the Fund obtains from the sale of a property will depend upon various factors such as the property’s operating history, demographic trends in the property’s locale and available financing for, and the tax treatment of, real estate investments. The Fund may not realize significant appreciation and may even incur losses on its properties and other investments. The recovery of any portion or all of an Investor’s investment and any potential return thereon will depend on the amount of net proceeds the Fund is able to realize from a sale or other disposition of its properties.

The Fund May Be Unable to Lease Rental Properties

If the rental rates for properties decrease or the Fund is not able to release a significant portion of available and soon-to-be-available space, its financial condition, results of operations, cash flow, the market value of interests and ability to satisfy debt obligations and to make distributions to Members could be adversely affected.

The Property Acquired by the Fund May Have Liabilities or Other Problems

The Fund intends to perform appropriate due diligence for each property or other real estate related investments it acquires. The Fund also will seek to obtain appropriate representations and indemnities from sellers in respect of such properties or other investments. The Fund may, nevertheless, acquire properties or other investments that are subject to uninsured liabilities or that otherwise have problems. In some instances, the Fund may have only limited or perhaps even no recourse for any such liabilities or other problems or, if the Fund has received indemnification from a seller, the resources of such seller may not be adequate to fulfill its indemnity obligation. As a result, the Fund could be required to resolve or cure any such liability or other problems, and such payment could have an adverse effect on the Fund’s cash flow available to meet other expenses or to make distributions to Investors.

The Fund’s Investments May be Subject to Risks From the Use of Borrowed Funds

The Fund may acquire properties subject to existing financing or by borrowing funds. The Fund may also incur or increase its indebtedness by obtaining loans secured by certain properties in order to use the proceeds for acquisition of additional properties. In general, for any particular property, the Fund will expect that the property’s cash flow will be sufficient to pay the cost of its mortgage indebtedness, in addition to the operating and related costs of the property. However, if there is insufficient cash flow from the property, the Fund may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for distribution to Investors. The incurrence of mortgage indebtedness increases the risk of loss from the Fund’s investments since one or more defaults on mortgage loans secured by its properties could result in foreclosure of those mortgage loans by the lenders with a resulting loss of the Fund’s investment in the properties securing the loans. For tax purposes, a foreclosure of one of the Fund’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds the Fund’s tax basis in the property, the Fund would recognize a taxable gain as a result of the foreclosure, but it would not receive any cash proceeds as a result of the transaction.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term.

At the time a balloon payment is due, the Fund may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell the property in order to make the balloon payment out of the sale proceeds. If interest rates are higher when the Fund obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts the Fund may be able to distribute to Investors, could be reduced. If interest rates are higher when the Fund obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts the Fund may be able to distribute to Investors, could be reduced. In some instances, the Fund may only be able to obtain recourse financing, in which case, in addition to the property or other investment securing the loan, the lender may also seek to recover against the Fund’s other assets for repayment of the debt. Accordingly, if the Fund does not repay a recourse loan from the sale or refinancing of the property or other investment securing the loan, the lender may seek to obtain repayment from one or more of such other assets.

Uninsured Losses Relating to Real Property May Adversely Affect an Investor’s Return

The Manager will attempt to assure that all of the Fund’s properties are comprehensively insured (including liability, fire, and extended coverage) in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles. However, to the extent of any such deductible and/or in the event that any of the Fund’s properties incurs a casualty loss which is not fully covered by insurance, the value of the Fund’s assets will be reduced by any such loss. Also, certain types of losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, hurricanes or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to the Fund. Further, the Fund may not have a sufficient external source of funding to repair or reconstruct a damaged property; there can be no assurance that any such source of funding will be available to the Fund for such purposes in the future.

Competition For Investments May Increase Costs And Reduce Returns

The Fund will experience competition for real property investments from individuals, corporations, and bank and insurance company investment accounts, as well as other real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. The Fund will compete against other potential purchasers of properties of high quality commercial properties leased to credit-worthy tenants and residential properties and, as a result of the weakened U.S. economy, there is greater competition for the properties of the type in which the Fund will invest. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively. This competition may result in the Fund paying higher prices to acquire properties than it otherwise would, or the Fund may be unable to acquire properties that it believes meet its investment objectives and are otherwise desirable investments.

In addition, the Fund’s properties may be located close to properties that are owned by other real estate investors and that compete with the Fund for tenants. These competing properties may be better located and more suitable for desirable tenants than the Fund’s properties, resulting in a competitive advantage for these other properties. This competition may limit the Fund’s ability to lease space, increase its costs of securing tenants, limit its ability to charge rents and/or require it to make capital improvements it otherwise might not make to its properties. As a result, the Fund may suffer reduced cash flow with a decrease in distributions it may be able to make to Investors.

Risks of Real Property Ownership that Could Affect the Marketability and Profitability of the Properties

There is no assurance that the Fund’s owned real properties will be profitable or that cash from operations will be available for distribution to the Investors. Because real property, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of real property interests. The marketability and value of real property will depend upon many factors beyond the control of the Fund, including (without limitation):

1. Changes in general or local economic conditions;

2. Changes in supply or demand of competing real property in an area (e.g., as a result of over-building);

3. Changes in interest rates;

4. The promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;

5. Condemnation and other taking of property by the government;

6. Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a real property difficult;

7. Unexpected environmental conditions; the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of real property;

8. Changes in real estate taxes and any other operating expenses;

9. Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;

10. Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and imposition of rent controls.

Environmental Regulation and Issues, Certain of Which the Fund May Have No Control Over, May Adversely Impact the Fund’s Business

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Fund specifically, and the real estate industry in general. Failure by the Fund to uncover and adequately protect against environmental issues in connection with a Portfolio Investment may subject the Fund to liability as the buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property.

Liability can be imposed even if the original actions were legal and the Fund had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. The Fund may also be held responsible for the entire payment of the liability if the Fund is subject to joint and several liability and the other responsible parties are unable to pay. Further, the Fund may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available.

Real Estate May Develop Harmful Mold, Which Could Lead to Liability for Adverse Health Effects and Costs of Remediating the Problem

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of the Fund’s properties could require the Fund to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose the Fund to liability from its tenants, employees of such tenants and others if property damage or health concerns arise.

Terrorist Attacks or Other Acts of Violence or War May Affect the Industry in Which the Fund Operates, its Operations and its Profitability

Terrorist attacks may harm the Fund’s results of operations and an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property the Fund owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Fund’s properties due to the adverse effect on the economy and thereby reduce the value of the Fund’s properties.

The Fund Will be Subject to Risks Related to the Geographic Location of the Property it Acquires

The Fund intends to acquire, lease, and sell real estate assets. If the commercial or residential real estate markets or general economic conditions in this geographic area decline, the Fund may experience a greater rate of default by tenants on their leases with respect to properties in these areas and the value of the properties in these areas could decline. Any of these events could materially adversely affect the Fund’s business, financial condition or results of operations.

Unforeseen Changes

While the Fund has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Fund or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

Potential Conflicts of Interest

Principals of the Manager of the Fund are also owners and managers of the Fund’s Affiliates. (See “Affiliates” below). The Manager and Principals are permitted to devote their time to these Affiliates to the detriment of the Company if deemed reasonable or necessary by the Manager and Principals.

COVID-19

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. The final impacts of the outbreak, and economic consequences, are unknown and still evolving.

The Covid19 health crisis has adversely affected the U.S. and global economy, resulting in an economic downturn that could impact demand for the Fund’s products and services. Further, mitigation efforts by State and local governments have resulted in certain business operating restrictions that have negatively impacted the economy and could impact the Fund’s financial results.

The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Fund. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

Properties invested in by the Fund that may not comply with the Americans with Disabilities Act and other changes in governmental rules and regulations could have adverse consequences to the Fund’s profitability.

Under the Americans with Disabilities Act of 1990 (the "ADA"), all public properties are required to meet certain federal requirements related to access and use by disabled persons. Properties acquired by the Fund or in which it makes a property investment may not be in compliance with the ADA. If a property is not in compliance with the ADA, then the Fund may be required to make modifications to such property to bring it into compliance, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of the properties, including changes to building, fire and life-safety codes, may occur which could have adverse consequences to the Fund.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

See “ERISA Considerations” below.

DILUTION

50,000 Class A non-voting Units of the Fund are authorized and unissued prior to this Offering. The Manager of the Fund intends to purchase Units at the offering price of $1,000 per Unit once the Offering is qualified by the SEC.

All 50,000 Class B voting units of the Fund are authorized and issued to the Manager of the Fund, EvolveX Capital, LLC. Class B voting units are not offered to the public in this Offering.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to the Portal (www.evolvexcapital.com) to invest. The Fund has engaged Rialto Markets, an independent FINRA broker-dealer to assist with the Unit sales in exchange for a 1% commission fee on the aggregate sales. The Offering is conducted on a best-efforts basis. No Commissions or any other renumeration for the Unit sales will be provided to the Fund, the Manager, the Directors, any Officer, or any employee of the Fund, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Fund will not limit or restrict the sale of the Units during this 12-month Offering. No market exists for the Units and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

Directors, Officers, and employees of the Fund are primarily engaged in the Fund’s business of real estate investment, and none of them are, or have ever been, brokers nor dealers of securities. The Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Fund believes that the Directors, Officers, and employees are associated persons of the Fund not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees primarily perform substantial duties for the Fund other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Rialto Markets LLC (“Rialto”) has agreed to act as placement agent to assist in connection with this Offering. Rialto is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Rialto has agreed to use their best efforts to arrange for the sale of the Units offered through this Offering Circular. Rialto will receive compensation for sales of the Units offered and sold through pursuant to this Offering at a rate of 1% of the Gross Proceeds for a maximum of $500,000.

The Fund will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Fund’s website at www.evolvexcapital.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Rialto in connection with this Offering by the Fund:

	Price Per Unit	Total Offering
Public Offering Price	$1,000	$50,000,000
Placement Agent Commissions	$10	$500,000
Proceeds, Before Expenses	$990	$49,500,000

Other Terms

Rialto has also agreed to perform the following services in exchange for the compensation discussed above:

- Act as lead broker for the Offering, coordinating efforts of parties involved and providing regulatory guidance;

- Manage the back-end process of the Offering Platform technology, Investors use to invest in the Offering;

- Reviewing marketing materials if requested;

- Performing AML/KYC checks on all Investors, and;

- Providing other financial advisory services normal and customary for Regulation A offerings and coordinate with the Fund’s registered transfer agent and legal representatives.

In addition to the commissions described above, the Fund will also pay $8,000 to Rialto for out-of-pocket accountable expenses paid prior to commencing the Offering. This fee will be used for the purpose of coordinating filings with FINRA (Form 5110). In addition, the Fund will pay Rialto $5,000 consulting fee upon the issuance of the FINRA No Objection Letter and a $5,000 Blue Sky filing service fee for managing the filings required for Blue Sky regulations. The Fund will forward the fees required for state notice filing fees, estimated to be approximately $13,000. Assuming the full amount of the offering is raised, the Fund estimates that the total fees and expenses of the Offering payable by the Fund to Rialto will be approximately $531,000. Maximum expected out of pocket expenses total $26,000.

The Company anticipates that the Proceeds will be released from escrow as soon as the Gross Proceeds equals the Minimum Offering Amount.

Investor Incentive Program

In addition to the benefits provided to Investors as Shareholders in the Company (see “Description of the Securities” below), the Company will offer certain Investors discounts when those Investors wish to rent short-term vacation rental property owned by the Company. The rate of discount for short-term vacation rental properties available will depend on the amount invested based on the following schedule:

Investors Invested $1,000,000 and up:

100% rental rate discount, pay only cleaning fee

Investors Invested $500,000 to $999,999:

75% rental rate discount, pay cleaning fee

Investors Invested $100,000 to $499,999:

50% rental rate discount, pay cleaning fee

Investors Invested $10,000 to $99,999:

25% rental rate discount, pay cleaning fee

To receive these benefits, the property in question must not already be booked on the dates the Investor wishes to rent the property and Investor must notify the Company 48 hours prior to booking and renting the unoccupied short-term vacation rental property.

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Fund intends to raise Offering proceeds as follows:

	25%	50%	75%	100%
1. Asset Acquisition	$11,008,500	$22,071,000	$33,133,500	$44,196,000
2. Offering Expenses	$804,000	$1,554,000	$2,304,000	$3,054,000
3. Closing Costs	$187,500	$375,000	$562,500	$750,000
4. Marketing	$187,500	$375,000	$562,500	$750,000
5. Furnishing Homes	$62,500	$125,000	$187,500	$250,000
6. Manager Fees From RE Activities	$250,000	$500,000	$750,000	$1,000,000
Total	$12,500,000	$25,000,000	$37,500,000	$50,000,000

1. The Fund intends on using approximately $44,196,000 of the Proceeds for purchasing Real Estate assets that conform to the target property profiles.

2. The Fund anticipates using approximately $3,054,000 on Offering expenses. These expenses include broker dealer commissions, fees, and transfer agent fees. See “Plan of Distribution” above.

3. The Fund expects to spend approximately $750,000 on closing costs related to the acquisition of real estate assets. These may include real estate brokerage commissions, appraisal costs, inspection costs, title insurance, title search and clearance fees, mortgage application fee, origination fees, and so on.

4. The Fund intends on using approximately $750,000 of the Proceeds on marketing costs. This includes marketing of the Fund and the Offering, as well as marketing the properties on various online platforms.

5. The Fund anticipates using approximately $250,000 on costs associated with furnishing of the various real estate assets in a manner which would attract potential customers.

6. The Fund anticipates spending approximately $1,000,000 on fees due to the Manager from real estate related activities. For an in depth discussion of the fees due to the Manager, please see “Compensation of the Manager” below.

The net proceeds from this Offering will not be used to compensate or otherwise make payments to Principals, Manager, or Members of the Fund, unless and to the extent it is as otherwise stated below. All Offering proceeds raised by the Fund and the Manager will be sourced from business conducted per the Operational Plan set forth below.

The foregoing represents the Fund’s best estimate of the allocation of the Proceeds of this Offering based on planned use of funds for the Fund’s operations and current objectives. The Fund will not raise funds from other sources in order to achieve its investments, except the possible use of leverage from third party, trusted lenders. Notwithstanding the foregoing, the Fund may borrow money from financiers, other lenders, or banks to fund its investments, who are not identified at this moment as the Fund does not have any agreements with any financers, lender, or banks to borrow money from.

A substantial portion of the proceeds from the Offering have not been allocated for a particular purpose or purposes other than as is described above. The Fund anticipates approximately 99% of the Offering Proceeds will be used to the intended uses as described above and in the Operational Plan. No amounts of the Proceeds are anticipated to discharge existing debt of the Fund.

This Offering is being made on a “best efforts” basis. If the Maximum Offering Amount is not reached within twelve months of the start of the Offering, the intended use of Proceeds will not change. The Manager will still direct the Fund to use the Proceeds in the manner stated above. In the case where the Maximum Offering Amount is not reached, the Proceeds will not be able to purchase as many assets, however the uses will remain the same as if the Maximum Offering Amount is reached.

The Fund hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

Corporate History/Management of the Company

EvolveX Equity Fund, LLC, is a Colorado limited liability company formed on June 9, 2021. The Company is a real estate fund and operating company focused on the purchase, lease, management, and sale of real estate assets categorized as residential furnished vacation rental properties, and 10-unit and smaller multifamily furnished rental properties. The units within the multifamily properties will be a mix of short-term vacation rental and 1-year rental properties. The managing member of the Fund is EvolveX Capital, LLC, a limited liability company formed under the laws of Colorado on June 9, 2021 (the “Manager”). The Manager will be responsible for acquiring, managing, leasing, and disposing of Fund investment properties and for providing certain administrative services to the Fund, provided that the Manager reserves the right, at its sole cost and expense, to hire one or more affiliated or unaffiliated parties to perform all or any portion of such duties with respect to Properties. The Manager is controlled by Rodman Schley. (See “Manager and Officers” below)

The Company or the Manager has never had prior offerings, including those with direct participation programs.

Business

The Company’s primary focus is to generate attractive returns by investing in single family and multifamily properties that have a high probability of appreciating over a projected 10-year holding period, which may vary based on the Manager’s sole discretion. Additionally, the Manager will select properties that, in the short-term, that have potential to soon be or are cash flow positive, meaning properties that have a positive monthly income after all expenses (mortgages, operating expenses, taxes) and maintenance reserves are paid. These properties are also frequently referred to as “income-producing” properties. Each of the properties will then managed by an Affiliate company, EvolveX Dwell, LLC, during the holding period to maximize the appreciation for Investors. (See “Affiliates” below)

EvolveX Dwell, will also work with the Manager to acquire properties for the Fund. EvolveX Dwell and the Manager will shop properties year-round to discover opportunities in which to invest. EvolveX Dwell will focus on buying properties that offer opportunities to increase rents, occupancy, reduce concessions, while using Mr. Schley’s proprietary knowledge and strategies for improving customer service through smart management, positive customer experience and economies of scale.

In addition to the above criteria, the Fund focuses on investments that should provide positive cash flow upon acquisition or the potential for cash flow in the future. The Fund follows a very conservative investing model where the purchase price is based on trailing 12-month income calculations and worst-case scenario situations. The Manager has bought and sold real estate assets through various economic cycles and in different markets. The Manager’s goal is to continue to build wealth though real estate with well positioned acquisitions, highest quality property management and strategic dispositions.

Investment Strategy

The Fund will use a proprietary 7-step grading system to identify a specific geographic market for investment, by utilizing investment fundamentals in order to reduce risk, and maximize potential returns. The Manager will perform an income analysis, which will include projected pro forma to estimate the income, occupancy, expenses and net operating income (“NOI”) of properties. The Manager will use the NOI to estimate the capitalization rate for target properties. Once a property has been secured, the Manager will utilize 12-key factors to outperform the competition in the market.

Proprietary 7-Step Grading System to Select a Geographic Market for Investment

1. Market Amenities - When analyzing market amenities, the needs of the prospect traveler renter will be considered. Not every traveler is the same, and people tend to seek a variety of opportunities. For example, some may not like to golf, but are looking to spend their time on a beach, so a variety of amenities available within the properties will be considered important.

2. Affordability - The average daily rate (“ADR”) and rates of occupancy must be high enough to support the cost of purchasing property; otherwise, the property will rank lower on the affordability grading.

3. Demand – The demand for vacation property rentals in the market will be determined by analyzing historical occupancy rates in the market.

4. Zoning Regulations - Many municipalities are passing laws that are restricting short-term vacation rentals in their markets. Before going into each market, the Manager will research the ability to own and operate a short-term vacation rental in the marketplace.

5. Revenue Growth – The current property rental rates will be analyzed against its historical rental rates to determine whether it is declining, increasing or stable. The Manager will select property markets with generally increasing revenue.

6. Seasonality – If the market depends on the seasons (climate and weather conditions), the Manager will use these considerations in order to decide when the best opportunities for rental revenue will be for the properties.

7. Property Value Growth – The Manager will analyze the property values over a historical period of time and look for high-growth opportunities.

Once each of these categories is graded in a market, and overall grade will be assessed. The Manager will seek to invest in geographic markets with an overall grade of A- to A+.

Markets

The Fund will initially focus mostly on opportunities in the Western and Southwestern portions of the United States. However, properties High potential international opportunities will also be taken into consideration. The Fund may invest in other potential opportunities outside of these regions as they present themselves. An initial list of geographic areas in which investment properties will be considered are listed below.

1. Colorado (including the Central Rocky Mountain Region and the Front Range);

2. Arizona;

3. California (including Northern coastal, Southern, and Lake Tahoe);

4. Hawaii;

5. Washington;

6. Coastal Maine; and

7. Costa Rica

Asset Diversification

Total Capital Raise: $50,000,000

Vacation (Short-Term Rentals)

Percent of Portfolio: 75%

Target Cap Rate: 5% to 7%

Target IRR: 16%

Multifamily

Percent of Portfolio: 25%

Target Cap Rate: 4% to 6%

Target IRR: 15%

To acquire tenants for the rental properties the Fund will use:

1. Vacation Property Rental Sites

2. Independent Websites

3. Social Media

1. Vacation Property Rental Websites

The Manager will utilize the following top vacation property rental services, which will be managed by a single host:

1. Airbnb

2. VRBO

3. Booking.com

4. TripAdvisor

5. Expedia

Airbnb

Listing a property on Airbnb is free, however, the host is charged a 3% service fee on bookings. The guest pays a booking fee of 15%.

VRBO

VRBO offers a subscription model, and the host is charged $499 annually. The guest pays a booking fee of up to 12%.

Booking.com

Listing a property on Booking.com is free, however, they the host a 15% commission on bookings. Rental rates are typically adjusted upwards to account for this cost. The guest does not pay any additional fees.

TripAdvisor

Listing a property on TripAdvisor is free, however, the host is charged a 3% commission per booking. The guest pays a booking fee that ranges from 8% to 16%.

Expedia

Listing on Expedia is free, however, the host is charged a commission between 10% and 30%. Rental rates are typically adjusted upwards to account for this cost. The guest does not pay any additional fees.

Summary

The preceding sources are the more well-known vacation rental sites. However, there a significant number of smaller sources the will also be utilized to market the rental properties.

2. Independent Website

Each investment property will have it’s own website, which will be SEO optimized for search engine performance. Pushing potential renters to the website will reduce booking fees, and maximize profitability. We estimate that each website can be developed at a cost of $3,000 per site.

3. Social Media

Social media pages will also be developed for each property and will be organically promoted throughout the various social media channels.

Timelines

The Properties that are ready to rent without any improvements needed, will immediately be listed on various booking sites, and websites will be developed and released approximately 30-days after the property has been purchased. The development of photos and marketing materials will start being developed 2-weeks prior to closing in order to expedite the listing processes. Organic social media efforts will begin 30-days after the property has been purchased.

Potential Renters

The demographic profile of individuals who rent a dwelling versus a hotel are different. The Fund’s target markets will include:

Families With Small Children

Traveling with children can be difficult, and families are willing to pay additional the additional cost of a dwelling to have living spaces for the family versus a hotel room.

Couples

Many couples prefer the privacy of a home versus a hotel and are looking for a “locals” experience.

Larger Groups

Larger groups such as reunions, sports teams and group vacationers prefer the communal space as compared to hotel accommodations. The nightly rental rates are typically split up amongst the users, which allow the groups to have a higher level of social interaction during the stay.

Active Vacationers

An active vacationer is typically traveling to a region for a specific recreational activity. For example, they may be visiting the area to ski, or to go to the local beaches. This type of tenant is typically looking for easy access to the amenities.

Foodies and Festivals

This target consists of people who like to visit festivals and are interested in the local cuisine opportunities. This group is also interested in having a well-equipped kitchen facility for cooking at home.

*Trends and Statistics (with sources listed below)

Guest, Visitor and Renter Statistics

  Domestic travel declined 36% in 2020.
  Average nightly rates in popular vacation destinations range from $186 per night for a single rental to $978 per night for a family-sized rental.
  53% of all travel is booked online.
  67% of travelers think it’s cheaper and easier to book on a brand website rather than a third-party website.
  71% of travelers with children say access to cooking their own meals is a major reason they choose a vacation rental.
  83% of travelers prefer to spend their vacations near water.
  74% of travelers prefer to be on the coast.
  51% prefer mountainous vacations.

Generational Differences

  Millennials make up 40% of leisure travelers who book online.
  Generation Z or Gen Z is most likely to travel with friends (35%) instead of traveling alone or with immediate family.
  Prior to 2020, Gen Z spent their average vacation time in cities (more than 60% of the time), far surpassing rural and suburban destinations.
  81% of Gen Z travelers have already stayed in a vacation home, cabin or condo at some point in their lives.

Travel Planning

  Travelers save up to 70% by booking stays in the off-season.
  95% of visitors have their travel plans influenced by brochure information.
  83% plan to visit a business or attraction highlighted in a brochure, map, or guide.
  78% of travelers consider altering their travel plans as a result of a brochure.
  53% of travelers use brochures to plan their trip before they arrive.
  59% of people review websites, online forums, etc. before going on a trip.
  31% turn to family and friends for recommendations when planning a vacation.
  25% of people use a travel agency website.

Current Trends

  In April 2020, the industry had a 48.9% unemployment rate.
  Industry specialists project a return to a roughly 7.0% annual industry growth rate.
  61% of families are more likely to visit a rural or “outdoorsy” destination than an urban one.
  59% of families are more likely to drive instead of fly on their next trip.
  Private room accommodation has decreased in popularity by 99%.
  Cabins have increased in popularity by 80%.
  Villas and bungalows increased in popularity 61% and 60%, respectively.
  Statisticians expect revenue from the U.S. vacation rental industry to total roughly $15.338 billion in 2021.
  The user penetration rate (percentage of a target market that consumes a product or service) is 15.3% in 2021.
  The ARPU is projected to total $300.

*Sources

1. Internal Revenue Service (IRS), Topic No. 415 Renting Residential and Vacation Property (https://www.bls.gov/iag/tgs/iag721.htm)

2. Vacation Rental Market Association, Industry Research Data

(https://www.irs.gov/pub/irs-pdf/p527.pdf)

3. VRM Intel, How 2020 Played Out: Analyzing Performance in 10 Key Vacation Rental Destinations

(https://vrmintel.com/how-it-played-out-2020s-conclusion-analyzing-performance-in-8-key-vacation-rental-destinations)

4. Grandview Research, Industry Analysis: Vacation Rental Market (https://www.grandviewresearch.com/industry-analysis/vacation-rental-market)

5. Statista, Vacation Rentals Worldwide

(https://www.statista.com/outlook/268/100/vacation-rentals/worldwide)

6. Statista, Vacation Rentals in the United States

(https://www.statista.com/outlook/268/109/vacation-rentals/united-states)

Loan-to-Value (LTV)

The Fund will use a maximum leverage of seventy (70%) percent Loan To Value for all its investment properties, both for single family and multifamily properties.

AFFILIATES

The following three entities are affiliated with the Fund, and are owned and managed by Rodman Schley, the CEO of the Fund:

1. EvolveX Capital, LLC, the Manager of the Fund.

2. EvolveX Dwell LLC, Property Management, Acquisitions, Distributions for the Fund.

3. EvolveX Studios, LLC, Marketing for the Fund.

DESCRIPTION OF PROPERTY

The Fund does not currently own any business personal property or real property of any material significance. The Fund does not currently lease any property.

The Fund intends to begin building its real property asset portfolio using the Proceeds of this Offering as soon as the funds are released from escrow. The Fund also intends to purchase furnishings for the short-term vacation rental properties, only if and as necessary, to provide furnished vacation rental properties to renters.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS FOR INTERIM PERIOD OF JANUARY 1, 2022 THROUGH JUNE 30, 2022

Plan of Operations

The following is a statement by the management regarding the period of January 1, 2022 through June 30, 2022. The following balance sheets were prepared by the Company.

Revenue/Net Loss from Operating Activities

For the 6-month periods ending June 30, 2021 and June 30, 2022, respectively, the net income for the Company decreased, from $0.00 to -$24,540, representing a difference of -$24,540 due to costs related to setting up the fund, which had not yet started operations. For the same periods, the Company's net loss increased from $0.00 to $24,540, a difference of $24,540. These losses are due to the Company spending on fund marketing and broker-dealer fees for the purpose of marketing the fund and fund oversight and administration.

Operating Expenses

Operating Expenses increased from $0.00 to $24,540, a difference of $24,540 due to fund marketing, oversight and administration.

Salaries and benefits

Salaries and benefits for the 6-month periods ending June 30, 2021 and June 30, 2022, respectively, remained unchanged at $0.00, as there are no paid employees currently.

Liquidity and Capital Resources

As of June 30, 2022, the Company had cash of $5,118.12, and total assets of $42,618.12. On June 30, 2021, the Company had cash of $40,000 and total assets of $40,000. This represents a decrease of $34,882 (or 87.2%) in cash and an increase of $2,618.12 (or 6.5%) in total assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS (MD&A) OF FINANCIAL CONDITION

Plan of Operations

Investment fundamentals and assumptions will be developed and used to estimate the feasibility of a market. These fundamentals will include:

Average Daily Rate (ADR): For a single dwelling, the average daily rate (ADR) is the average rate being paid over a 365-day period. The ADR takes into account the fluctuations in seasonal and holiday pricing. The Manager will conduct market research to estimate an ADR for each property being considered for investment.

Occupancy Rate: In the short-term vacation rental market, occupancy refers to the average or expected annual occupancy of a rental property. The Manager will conduct market research to estimate a projected occupancy rate for each property being considered for investment.

Projected Operating Expenses: Projected operating expenses are the annual costs required to properly maintain and operate the property. The Manager will analyze the historical operating expenses, and research third-party market reports to estimate the projected operating expenses for each property being considered for investment.

Once the assumptions have been estimated, the Manager will utilize an income analysis to estimate the potential returns for the investment. This analysis will include:

A Year-1 projection, as well as cashflow projection over the holding period.

A projected capitalization rate based on Year-1 estimates, and an internal rate of return (IRR) over the holding period. If a property does not meet the Fund’s return expectations, it will be eliminated from investment consideration.

Lastly, once an investment has been made, the Manager will strive to outperform the competition in the marketplace. These efforts will be based on the following fundamentals:

1. Marketing Plan: Each property in the Fund’s portfolio will have a marketing plan that is specific to that property.

2. Professional Photos: Each property will have photos taken by a professional photographer. High quality photos are essential to appeal to a potential renter, as photos are often the first consideration for potential tenants when making a renting decision.

3. Desirable Amenities: Properties will be fully equipped, in order to provide addition value to renters.

4. Financial Management: Effectively managing expenses will improve the investment returns. Each property will have clear goals and objectives to increase revenues, and maximize expense efficiencies.

5. Responsiveness: Because responsiveness matters in the vacation rental industry, quick responses to prospective renter inquiries will be prioritized in order to book, and take the potential renter off the market.

6. Individual Websites: Each property will have its own search engine optimization (SEO) maximized website, used to seek direct bookings, and reduce fees paid to outside listing companies.

7. Social Media: A variety of social media outlets will be used to organically create awareness for the Fund’s rental properties encourage bookings.

8. Local Knowledge: Each property will provide information that enhances the rental experience. The home traveler looking for the “locals” experience, will more likely repeatedly book the property.

9. Property Finishes: The Fund’s properties will have upgraded finishes. One of the best ways to develop repeat customers, is to provide a high-quality experience, with great attention to the details.

10. Automation: Automation will not be used to eliminate personal touches, but to streamline burdensome processes to make it easier for the tenants to go through the process of renting the Fund’s properties.

11. Perfect Pricing: By using flexible pricing algorithms, the Manager will maximize the rental rates received at each property.

12. The Experience: The goal for each property is to create a rental experience that makes a vacation tenant want to re-book and return.

Investment Assumptions
Purchase Price Considerations	$500,000 to $2,000,000 per unit
Market Growth Rate	Minimum 2% annual growth
Capitalization Rates	10% target
IRR	20% target

THE MANAGER AND EXECUTIVE OFFICERS

Manager Entity: EvolveX Capital, LLC

Name	Position	Age	Term of Office	Approximate Hours per week
Rodman Schley	Manager	52	June 9, 2021 - Present	Full-time

Executive Officers of the Fund

Name	Position	Age	Term of Office	Approximate Hours per week
Rodman Schley	Chief Executive Officer	52	June 9, 2021 - Present	Full-time
Christopher Torina	Chief Operating Officer	45	June 9, 2021 - Present	Full-time

Business Experience

Rodman Schley, Manager and Chief Executive Officer (CEO)

Mr. Schley is a serial entrepreneur, real estate investor, real estate valuation expert, award-winning and Emmy nominated television producer and host, and published author whose unique approach to entrepreneurship, investment, business, and leadership has earned him laudatory reviews from entrepreneurs and business leaders across the country.

Mr. Schley has been investing in single-family, vacation home (short-term rentals), multifamily and commercial real estate since the early 1990’s, across several economic cycles and environments.

Mr. Schley is the Founder and Chief Executive Officer of Commercial Valuation Consultants, responsible for the valuation of over $20 billion of vacation home, multifamily and commercial assets since 1998. His forward-thinking vision and exceptional business communication skills earned him an appointment to the Appraisal Institute National Board of Directors. He was awarded the Y.T. and Louise Lee Lum Award for national contributions to the valuation industry. In 2019, he was named the Appraisal Institute’s National Vice President. In 2020, he began a two-year term as Incoming President and President.

Christopher Torina, Chief Operating Officer (COO)

Mr. Torina is a highly skilled and seasoned entrepreneur, business owner, C-level executive and former task force narcotics agent and SWAT team operator. He has extensive knowledge and experience in corporate leadership, business management, mergers and acquisitions, live event management, firearms training, undercover narcotics operations, content marketing, contract negotiations, team building and enterprise sales. Mr. Torina is responsible for the acquisition of over $10 million in total gross sales and the development, marketing and execution of businesses in various markets around the world.

In 2006, Mr. Torina founded DeepStacks, one of the most successful domestic and international gaming and casino entertainment brands in the world. Ten years later, under his leadership, the World Poker Tour (the “WPT) acquired DeepStacks in a seven-figure transaction and as part, Mr. Torina was retained as the first-ever Executive Director for the WPT, directly responsible for the rebranding, restructuring and successful relaunch of the WPT’s European Tour division, as well as the successful expansion of live event operations throughout North America.

No Bankruptcy, Investigations, or Criminal Proceedings

Neither of the Fund’s Officers have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Officer, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

COMPENSATION OF EXECUTIVE OFFICERS AND THE MANAGER

The Executive Officers, Rodman Schley (CEO) and Christopher Torina (COO), will not receive salaries or compensation within their roles as Officers of the Fund.

The Manager entity will receive fees for the operation of the Fund as described in the Manager Fees section of the Description of the Business above, as well as in its ownership of the Class B Units of the Fund detailed in the Security Ownership of Management section below. The Officers of the Fund will then be compensated through the Manager entity through those above listed fees and appreciation of the Class B Units of the Fund as described below in the Security Ownership of Management section below.

Manager Fee Schedule

The Manager shall be reimbursed by the Fund for all expenses, fees, or costs incurred on behalf of the Fund, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses.

Organizational Fee (for current Offering)	As compensation for the time and effort involved in organizing the Fund, the Fund shall pay to the Manager an organization fee in the amount of $100,000 (the "Organization Fee"). The Manager shall be paid the Organization Fee upon accepting subscriptions for a total of 500 Units.
Asset Acquisition Fee	1%
Asset Disposition Fee	1%
Asset Management Fee	1%

*Manager may be paid a greater amount if the same is reasonable and not in excess of the customary real estate property management fee which would be paid to an independent third party in connection with the management of such real estate

Manager Fees

The Manager or its designated affiliate(s) will receive an annual fee equal to one percent (1%) of the aggregate Capital Contributions (less the allocable portion of Capital Contributions allocated to any Fund Asset subject to a Capital Transaction). In all cases, the Asset Management Fees will be payable monthly, in arrears. The Manager may defer or waive management fees at its discretion.

Asset Acquisition Fee and Asset Disposition Fee. In addition, the Manager or its affiliate shall be entitled to a one percent (1%) Asset Acquisition Fee and a one percent (1%) Asset Disposition Fee on each Asset in the Fund. The Asset Acquisition Fee and Asset Disposition Fee is based on the respective purchase price and sale price of the Asset in question and payable at the closing of the acquisition or disposition of each Asset of the Fund, as the case may be, or at such later time, in arrears, as the Manager may determine in its sole discretion.

Property Management, Construction and Broker Fees. The Manager and/or its affiliates shall be entitled to receive market rate property management fees and be reimbursed for all out-of-pocket costs, to be paid monthly, for investments owned and operated by the Fund. The Property Management fee associated with any investment in multifamily and commercial investments should not exceed five percent (5%) of gross revenues derived with respect to each such property. Other asset classes will be commensurate with local market rates. In addition, the Manager and/or its affiliates shall be entitled to receive market rate fees and be reimbursed for all out-of-pocket costs for any construction, construction management and real estate brokerage fees with respect to such services provided to each such property.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table contains certain information as of the Effective Date as to the number of voting units beneficially owned by (i) each person known by the Fund to own beneficially more than 10% of the Fund’s units, (ii) each person who is a Manager of the Fund, (iii) all persons as a group who are Manager and/or Officers of the Fund, and as to the percentage of the outstanding units held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements in place providing for the purchase of the Fund’s Units.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B	EvolveX Capital LLC* 7491 Kline Drive Arvada, CO 80005	50%	None	100%

The Fund has a total of 100,000 Units made up of:

50,000 Class A (non-voting) Units available to Investors, and

50,000 Class B (voting) Units owned by the Manager entity.

Therefore, the Manager of the Fund retains half (50%) of the total equity in the Fund with its Class B Units of ownership, and all (100%) of the voting interests.

The Officers of the Fund may also invest in the Class A Units in this Offering at the same price of $1,000 per Unit, which is offered to all qualified Investors.

*Rodman Schley is the managing member of the Manager entity of the Fund.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Partnership has not had any related-party transactions within the previous two fiscal years.

FEDERAL TAX TREATMENT

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Fund but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Company has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Company in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the investors in the Company and are taken into account by such investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager expects that the Company will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each partner in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Operating Agreement are designed to be allocated to the members with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Members’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interests in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Member’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Member. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Units at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the member as it was for the Company. Since individual Members will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such investors will become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by a tax professional selected by the Manager.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Fund’s Interests, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Fund’s Interests on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Fund’s Units, the Investor should satisfy themselves that:

1. The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2. The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3. The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4. The investment will not impair the liquidity of the trust, plan or IRA;

5. The investment will not produce “unrelated business taxable income” for the plan or IRA;

6. The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Fund’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

The securities being offered are Class A equity interests in EvolveX Equity Fund. The equity interests are in the form of Membership Interests. To determine the percentage of ownership in the Fund, the Interests are denominated into Units, with a ratio whereby the number of Units owned by Investor is divided by total number of outstanding Units. Each Class A Unit is $1,000, with a minimum investment per Investor of 10 Class A Units for $10,000.

By purchasing Membership Interests through this Offering, an Investor will become a Member of the Fund and will be granted rights as stated below.*

*Please note that the following is a summary of the rights granted to an Investor and is not exhaustive. For a complete description of all rights associated with Membership in the Fund, please see Exhibit 2B “Operating Agreement”.

The business and affairs of the Fund shall be managed, operated and controlled by or under the exclusive direction of the Manager. Manager shall have full and complete power, authority and discretion for, on behalf of and in the name of the Fund to take such actions as the Manager may deem necessary or advisable to carry out any and all of the objectives and purposes of the Fund, without the consent, approval or knowledge of the Members. All decisions of the Fund shall be made by the Manager.

For purposes of this Section, all defined terms (as indicated by Capital Letters) shall have the same meaning as set forth in the Operating Agreement.

Distribution Rights (see Section 16 of the Operating Agreement, Exhibit 2B. All capitalizations in this section are defined within Section 1 of the Operating Agreement )

1.      Distributions. Other than Distributions pursuant to a dissolution of the Company in accordance with Sections 28 and 29 of the Operating Agreement (Exhibit 2B). Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager (based upon the available cash of the Company, as determined from time to time by the Manager). Without limiting the generality of the foregoing, subject to the Company’s performance and sufficient cash flow, the Manager intends to calculate and distribute any available Distributable Cash on at least an annual basis. Such Distributions shall be made to the Members as follows:

(a)   Operating Distributions. Distributable Cash from Operations shall be Distributed as follows:

(i)               Distributable Cash from Operations shall be Distributed 100% to the Class A

Members until each Class A Member receives its applicable Preferred Return; and

(ii)             Thereafter, Distributable Cash from Operations shall be Distributed 80% to the

Class A Members (pro ratably in accordance with their Ownership Interest) and 20%

to the Class B Member.

(b)   Capital Transactions and Refinancing Transactions. Distributable Cash from Capital

Transactions and Distributable Cash from Refinancing Transactions shall be distributed in the following order of priority:

(i)               Distributable Cash from Capital Transactions and Distributable Cash from

Refinancing Transactions shall be distributed 100% to the Class A Members until each

Class A Member receives its applicable Preferred Return; then

(ii)             Distributable Cash from Capital Transactions and Distributable Cash from

Refinancing Transactions shall be distributed 100% to the Class A Members until each

Class A Member has been repaid its Capital Contribution; and thereafter

(iii)           Distributable Cash from Capital Transactions and Distributable Cash from

Refinancing Transactions shall be distributed 80% to the Class A Members (pro ratably in accordance with their Ownership Interest) and 20% to the Class B Member.

(iv)           At the sole discretion of the Manager, Distributable Cash from Capital

Transactions and Distributable Cash from Refinancing Transactions may be reinvested into other Assets and such amounts shall not at such time be Distributable under this

Section or accrue any Preferred Return under this Section 16(b) of the Operating

Agreement.

(c)   Withholding from Distributions. To the extent that the Company is required by Applicable

Law to withhold or to make tax or other payments on behalf of or with respect to any Member,

the Company may withhold such amounts from any Distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a Distribution to the Member on behalf of whom the withholding or payment was made.

No Voting Rights

The Class A Units of the Fund do not carry voting rights, meaning Investors may not vote on decisions on behalf of the Fund. The Class B Units of the Fund, owned by the Manager, carry the voting rights for the Fund.

No Liquidation Rights

The Class A Units of the Fund do not carry liquidation rights.

No Preemptive Rights

The Class A Units of the Fund do not carry preemptive rights.

Discretionary Redemption and Withdrawal

The Fund may elect to allow an Investor to redeem Class A Units and withdraw as a Member of the Fund in certain circumstances, entirely at the discretion of the Manager. However, no redemption or withdrawal is guaranteed to any Investor.

No Mandatory Redemptions

There are no mandatory redemptions of Class A Units of the Fund.

No Sinking Fund Provisions

There are no sinking fund provisions for the Class A Units of the Fund.

No Liability to further calls or to assessment by the Issuer

There is no liability to further calls or to assessment by the Issuer.

Liabilities of the Members under the Operating Agreement and State Law

The Fund is organized under the laws of the State of Colorado. The Operating Agreement Choice of Law Clause that the Operating Agreement and all rights and obligations arising therefrom will be governed by Colorado law. (See Exhibit 2B, the Operating Agreement)

PART F/S

(UNAUDITED) Financial Statements of

EvolveX Equity Fund, LLC

For the Periods ending June 30, 2020 and June 30, 2021

EvolveX Equity Fund

Balance Sheet

For the Period Ending June 30, 2021 and June 30, 2022

	For the Period Ending June 30, 2021	For the Period Ending June 30, 2022
ASSETS
Current Assets
Bank Accounts
EvolveX Equity Fund (4353) – 1	40,000.00	5,118.12
Total Bank Accounts	$40,000.00	$5,118.12
Total Current Assets	$40,000.00	$5,118.12
Other Assets
Organization Costs		37,500.00
Total Other Assets		$37,500.00
TOTAL ASSETS	$40,000.00	42,618.12
LIABILITIES AND EQUITY
Liabilities
Long-Term Liabilities
Long-term loans from partners	0.00	0.00
Note Payable – Schley	40,000.00	63,158.12
Total Long-term loans from partners	40,000.00	63,158.12
Total Long-Term Liabilities	$40,000.00	$63,158.12
Total Liabilities	$40,000.00
Equity
Opening balance equity		0.00
Partner investments		4,000.00
Retained Earnings	0.00	0.00
Net Income	0.00	-24,540.00
Total Equity	0.00	$-20,540.00
TOTAL LIABILITIES AND EQUITY	$40,000.00	$42,618.12

EvolveX Equity Fund

Statement of Cash Flows

For the Period Ending June 30, 2021 and June 30, 2022

	For the Period Ending June 30, 2021	For the Period Ending June 30, 2022
OPERATING ACTIVITIES
Net Income	0.00	-24,540.00
Adjustments to reconcile Net Income to Net Cash provided by operations:	0.00	0.00
Long-term loans from partners: Note Payable – Schley	40,000.00	25,000.00
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	40,000.00	25,000.00
Net cash provided by operating activities	$40,000.00	$460.00
FINANCING ACTIVITIES
Opening balance equity	—	0.00
Partner investments	—	4,000.00
Net cash provided by financing activities	—	$4,000.00
Net cash provided by operating activities	$40,000.00	—
NET CASH INCREASE FOR PERIOD	$40,000.00	$4,460.00
Cash at beginning of period	—	658.12
CASH AT END OF PERIOD	$40,000.00	$5,118.12

EvolveX Equity Fund

Profit and Loss Comparison

For the Period Ending June 30 2021 and June 30, 2022

	For the Period Ending June 30, 2021	For the Period Ending June 30, 2022
Income
Total Income
GROSS PROFIT	$0.00	$0.00
Expenses
Advertising and Marketing	0.00	12,500.00
Commissions & fees	0.00	0.00
Broker-Dealer Fees	0.00	8,000.00
Total Commissions & fees	0.00	8,000.00
General business expenses	0.00	0.00
Bank Service Charges	0.00	40.00
Total General business expenses	0.00	40.00
Legal and Accounting	0.00	4,000.00
Total Expenses	$0.00	$24,540.00
NET OPERATING INCOME	$0.00	$-24,540.00
NET INCOME	$0.00	$-24,540.00

Note A – Nature of Business and Organization

EvolveX Equity Fund, LLC. (“the Company”) was organized in June 2021 in the State of Colorado. Our primary business is the high-quality management of real estate investment funds. Our strategy is to create funds that will primarily focus on short-term vacation rental properties in emerging markets throughout the United States and Internationally.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Colorado and has elected to be treated as a partnership for federal tax reporting purposes. As such, the Company does not pay federal or state income taxes on its taxable income. Instead, the income is passed through to the members. Accordingly, no provision for income taxes has been made in the financial statements. The Company recognizes and discloses uncertain tax positions in accordance with GAAP. The Company evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2021. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2021 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Member’s Deficit

Member’s deficit consists of two classes of units, Class A units which are non-voting and Class B units have 1 vote per unit. At December 31, 2021 the Company had 50,000 Class A Units authorized and none outstanding and the Company had 50,000 Class B Units authorized and none outstanding.

Note D – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note E – Subsequent Events

Management has assessed subsequent events through June 30, 2022, the date on which the financial statements were available to be issued.

Financial Statements and Report of Independent Certified Public Accountants

EvolveX Equity Fund, LLC.

December 31, 2021

Independent Auditor’s Report

To the Member of EvolveX Equity Fund, LLC.

Opinion

We have audited the accompanying financial statements of EvolveX Equity Fund, LLC., which comprise the balance sheet as of December 31, 2021 and the related statements of operations, member’s deficit, and cash flows for the period from June 9, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EvolveX Equity Fund, LLC. as of December 31, 2021, and the results of its operations and its cash flows for the period from June 9, 2021 (inception) to December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of EvolveX Equity Fund, LLC. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about EvolveX Equity Fund, LLC.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

• Exercise professional judgement and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of EvolveX Equity Fund, LLC.’s internal control. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

• Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about EvolveX Equity Fund, LLC.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

s/ Assurance Dimensions

Margate, Florida

March 9, 2022

Financial Statements of

EvolveX Equity Fund, LLC

EvolveX Equity Fund, LLC

Balance Sheet

December 31, 2021

	ASSETS
Current Assets
Cash		$658
Total Current Assets		658
TOTAL ASSETS		$658
	LIABILITIES AND MEMBER’S DEFICIT
Related party payable		$41,950
Total Current Liabilities		41,950
TOTAL LIABILITIES		41,950

Member’s Deficit
Class A Units, 50,000 authorized, 0 issued and outstanding as of December 31, 2021		—
Class B Units, 50,000 authorized, issued and outstanding as of December 31, 2021		50
Accumulated deficit		(41,342)
TOTAL MEMBER’S DEFICIT		(41,292)
TOTAL LIABILITIES AND MEMBER’S DEFICIT		$658

EvolveX Equity Fund, LLC

Statements of Operations

For the period from June 9, 2021 to December 31, 2021

REVENUE
Total revenue	$-

EXPENSES
Total operating expenses	41,342

LOSS FROM OPERATIONS	(41,342)

OTHER INCOME (EXPENSES)	—

NET LOSS	$(41,342)

EvolveX Equity Fund, LLC

Statement of Member’s Deficit

For the periods from June 9, 2021 to December 31, 2021

	Class A Units	Class A $	Class B Units	Class B $	Additional Paid In Capital	Accumulated Deficit	Total
June 9, 2021	-	$ -	-	$-	$-	$-	$-
Issuance of founder shares	—	—	50,000	50	—	—	50
Net loss	—	—	—	—	—	(41,342)	(41,342)

December 31, 2021	—	$—	50,000	$50	$—	$(41,342)	$(41,292)

EvolveX Equity Fund, LLC

Statement of Cash Flows

For the period from June 9, 2021 to December 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(41,342)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net cash provided by operating activities	(41,342)
CASH FLOWS FROM INVESTING ACTIVITIES
Net cash (used in) investing activities	—
CASH FLOWS FROM FINANCING ACTIVITIES
Loan from related party	41,950
Issuance of Class B shares	50
Net cash provided by financing activities	42,000

NET INCREASE IN CASH	658

Cash at beginning of year	—
Cash at end of year	$658

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—
Cash paid during year for income taxes	$—

Note A – Nature of Business and Organization

EvolveX Equity Fund, LLC. (“the Company”) was organized in June 2021 in the State of Colorado. Our primary business is the high-quality management of real estate investment funds. Our strategy is to create funds that will primarily focus on short-term vacation rental properties in emerging markets throughout the United States and Internationally.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Colorado and has elected to be treated as a partnership for federal tax reporting purposes. As such, the Company does not pay federal or state income taxes on its taxable income. Instead, the income is passed through to the members. Accordingly, no provision for income taxes has been made in the financial statements.

The Company recognizes and discloses uncertain tax positions in accordance with GAAP. The Company evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2021. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2021 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Member’s Deficit

Member’s deficit consists of two classes of units, Class A units which are non-voting and Class B units have 1 vote per unit. At December 31, 2021 the Company had 50,000 Class A Units authorized and none outstanding and the Company had 50,000 Class B Units authorized and outstanding.

Note D – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

COVID-19

Management has concluded that the COVID-19 outbreak in 2020 may have a significant impact on business in general, but the potential impact on the Company is not currently measurable. Due to the level of risk this virus has had on the global economy, it is at least reasonably possible that it could have an impact on the operations of the Company in the near term that could materially impact the Company’s financials. Management has not been able to measure the potential financial impact on the Company but will review commercial and federal financing options should the need arise.

Note E – Subsequent Events

Management has assessed subsequent events through March 9, 2022, the date on which the financial statements were available to be issued.

EXHIBIT INDEX

Exhibit 2A: Certificate of Formation*

Exhibit 2B: Operating Agreement*

Exhibit 4: Subscription Agreement*

Exhibit 8: Escrow Agreement*

Exhibit 11: Accountant’s Consent

Exhibit 12: Attorney Letter Certifying Legality*

*These Exhibits are contained in the Company’s Form 1-A filed on May 24, 2022 and Form1-A/A Dated August 8, 2022.

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arvada, Colorado on October 26, 2022.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

EvolveX Equity Fund LLC

7491 Kline Drive

Arvada, CO 80005

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

 s/Rodman Schley

Rodman Schley, Chief Executive Officer and Chief Financial Officer of the Company

(Date): October 26, 2022

Location Signed: Arvada, Colorado

This Offering Statement has been signed by the following principal of the Company in the capacity and on the date indicated.

 s/Rodman Schley

Rodman Schley, Managing Member of the Manager, EvolveX Capital LLC

(Date): October 26, 2022

Location Signed: Arvada, Colorado